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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE
                                [RPM LETTERHEAD]

                RPM, INC. TO ACQUIRE BFGOODRICH TREMCO SUBSIDIARY

         AKRON, OHIO--October 22, 1996--The BFGoodrich Company and RPM, Inc. have signed a definitive agreement for RPM to acquire substantially all of Tremco Inc., a BFGoodrich subsidiary that manufactures and sells sealants and coatings. The purchase price was not disclosed, but BFGoodrich expects to realize a gain on the sale. The sale is subject to certain regulatory filings and completion of normal closing matters. It is expected to be completed early in the first quarter of 1997.

         Tremco is headquartered in Cleveland and employs about 1,700 at office and manufacturing locations in the United States and 16 other countries. The sealants and coatings manufactured under the Tremco brand name are sold to customers primarily in building, construction, building maintenance and retail markets. The business had sales in 1995 of about $350 million. Tremco's financial results are reported by BFGoodrich as part of its Specialty Chemicals segment.

         BFGoodrich Chairman, John Ong said: "As we continue to implement our strategy as an earnings growth company, the sale of these Tremco businesses will allow us to accelerate the expansion of our core specialty chemicals and aerospace businesses."

         Thomas C. Sullivan, RPM chairman, stated "There are strong synergies between Tremco and many RPM operating companies, and Tremco is a company we have admired and followed for the past 25 years. The Tremco brand names will add to an already impressive array of RPM brand names in the industrial maintenance markets, which include Rust-Oleum, Stonhard, Carboline, Mameco and Alumanation."

         RPM, Inc., headquartered in Medina, Ohio, is a manufacturer of industrial coatings and sealants for waterproofing and general maintenance, corrosion control and other specialty chemical applications. RPM also manufactures do-it-yourself products for home maintenance, automotive repair, customer hobby, leisure and marine markets. The company had sales of $ 1.1 billion for its fiscal year ended May 31, 1996, and reported an increase in sales of 16 percent and earnings per share of 15 percent for the first quarter of the current fiscal year, which is expected to be RPM's 50th consecutive record year for the period ending May 31, 1997.

         BFGoodrich, headquartered in Akron, Ohio, manufactures a wide range of specialty chemicals and provides aircraft systems and services. Sales in 1995 were $2.4 billion.

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